Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International and The Musculoskeletal Transplant Foundation
Accelerate Release Date for Trinity® Evolution™

•    Limited introduction of adult stem cell-based allograft now expected by May 1, 2009

BOSTON, February 11, 2009 – Orthofix International N.V. (NASDAQ: OFIX) announced today that the expected launch of Trinity® Evolution™, the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF), has been accelerated to May 1st of this year, two months ahead of schedule.

Last December Orthofix and MTF announced the completion of the major development milestone for Trinity Evolution, indicating that the commercialization phase was ahead of schedule and that the novel tissue form was expected to be available by June 2009.   Since that time, progress toward commercialization has accelerated, and the two organizations now expect to begin the limited market release of Trinity Evolution by May 1st.

“Our customers are particularly excited about the upcoming launch of Trinity Evolution, which promises to be superior to the current generation of similar tissue forms.  Our industry knowledge and dedicated customer base combined with MTF’s logistical and scientific expertise make us uniquely prepared to bring this very novel technology to both the orthopedic and spine markets,” said Alan Milinazzo, President and CEO of  Orthofix.  “Additionally, the presence of MTF’s allograft consultants in the field, along with our own spine and orthopedic distribution networks, will ensure that the new allograft is widely available to benefit our surgeons and their patients.”

Trinity Evolution is an adult stem cell-based bone growth matrix designed to advance the surgical use of allografts by providing characteristics similar to an autograft used in spinal and orthopedic surgeries.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

About the Musculoskeletal Transplant Foundation

The Musculoskeletal Transplant Foundation is the nation's largest full service tissue organization dedicated to providing quality tissue through a commitment to excellence in education, research, recovery and care for recipients, donors and their families. A not-for-profit organization, MTF is a consortium of academic medical institutions and organ and tissue recovery organizations across the country. In its first 20 years, MTF and its recovery partners have recovered over 60,000 donors and provided over 3 million tissue grafts to patients in need. For more information, please visit MTF's website at www.mtf.org.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Ramius Capital and certain of its affiliates have filed a preliminary proxy statement with the SEC in connection with a special general meeting of shareholders at which Ramius proposes to make changes to the composition of Orthofix’s board of directors.  Orthofix intends to file with the SEC a proxy statement in opposition to Ramius’ proposals.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain (when they are available) a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan.  Information regarding such participants, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, is set forth in Orthofix’s Revocation Solicitation Statement dated January 12, 2009, which may be obtained free of charge at the SEC’s website at www.sec.gov and Orthofix’s website at www.orthofix.com.  More current information regarding such persons, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, will be set forth in the definitive proxy statement materials to be filed with the SEC and distributed to shareholders by Orthofix as described above.